Exhibit 5.1

Goodwin Procter LLP Counselors at Law Three Embarcadero Center, 24th Floor San Francisco, CA 94111 T: 415.733.6000 F: 415.677.9041
February 7, 2011
Anthera Pharmaceuticals, Inc.
25801 Industrial Blvd., Suite B
Hayward, CA 94545
     Re: Securities Being Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of an aggregate of up to 1,565,214 shares (the “Shares”) of Common Stock, par value $0.001 per share, of Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s Amended and Restated 2010 Stock Option and Incentive Plan and 2010 Employee Stock Purchase Plan (together, the “Plans”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Anthera Pharmaceuticals, Inc.
February 7, 2011

     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP